                                                                      EXHIBIT 12




                                  HUMANA INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                                  (UNAUDITED)





                                                                 YEARS ENDED DECEMBER 31,
                                                        -------------------------------------------
                                                        1994               1993                1992
                                                        ----               ----                ----
Earnings:
  Income (loss) before income taxes                    $ 257               $ 143              $ (154)
  Fixed charges                                            9                  11                  15
                                                       -----               -----              ------
                                                       $ 266               $ 154              $ (139)
                                                       =====               =====              ======
Fixed charges:
  Interest charged to expense                          $   4(a)            $   7              $   11
  One-third of rent expense (c)                            5                   4                   4
                                                       -----               -----              ------
                                                       $   9               $  11              $   15
                                                       =====               =====              ======
Ratio of earnings to fixed charges                      28.9                14.1                 (b)
                                                       =====               =====              ======

(a) Interest expense for the year ended December 31, 1994, excludes the impact of the nonrecurring item related to the second quarter favorable settlement of tax disputes with the Internal Revenue Service.

(b) Earnings were inadequate to cover fixed charges by $139 million for the year ended December 31, 1992. The deficiency for the year ended December 31, 1992, was caused by the recording of $171 million of restructuring and unusual charges in August 1992.


(c) One-third of rent expense is considered representative of the underlying interest.